EXHIBIT 99.1

NEWS RELEASE

April 23, 2024

FSI Announces First QUarter 2024 Revenue

The Company also Announces a Ten Cent Special Dividend to be Paid May 16 2024 to Shareholders of Record on April 30 2024

VICTORIA, BRITISH COLUMBIA, April 23, 2024 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE- AMERICAN: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces top line revenue for first quarter (Q1), 2024.The Company is also pleased to announce payment of a special dividend.

Sales were slightly lower in Q1, 2024 compared to Q1, 2023. Flexible Solutions’ top line revenue decreased from $9.848 million (Q1, 2023) to $9.224 million (Q1, 2024), down approximately 6% year over year.

Mr. Dan O’Brien states, “We are pleased that our current financial condition allows us to dividend profits to shareholders. However, this is a special dividend; not a regular dividend.” Mr. O’Brien continues, “The FSI Board and management will continue to monitor retained earnings and capital needs with the goals of both growing the Company and declaring dividends when appropriate.” Mr. O’Brien continues, “the sales in Q1, while lower than the year earlier period, were down much less than either Q4 2023 or 2023 as a whole. We are optimistic that this positive trend toward top line growth will continue.”

Complete financial results will be available on Wednesday, May 15, 2024 concurrent with the Company’s SEC first quarter filings. A conference call will be scheduled for 8:00 am Pacific Time, 11:00 am Eastern Standard Time, the following business day, Thursday, May 16, 2023. See the FSI May 15, 2024 financials news release for the dial in numbers.

About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company’s NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started producing other crop enhancement products as well. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavrTM, the world’s first commercially viable water evaporation retardant. WaterSavrTM reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. HeatsavrTM, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and can result in reduced indoor pool humidity.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800.661.3560

Fax: 403.223.2905

Email: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com